Exhibit 99.1

Lifetime Brands Reports 2011 Financial Results

Regular Quarterly Cash Dividend Declared

Garden City, NY, March 8, 2012 -- Lifetime Brands, Inc. (NasdaqGS: LCUT), a global provider of branded products used to prepare, serve and consume foods in the home, today reported its financial results for the fourth quarter and year ended December 31, 2011.

For the year ended December 31, 2011, consolidated net sales were $444.4 million, an increase of 0.3%, as compared to consolidated net sales of $443.2 million for 2010. Net income was $14.1 million, or $1.12 per diluted share, in 2011, as compared to $20.3 million, or $1.64 per diluted share, in 2010. Excluding acquisition-related expenses in 2011 and an extraordinary gain and a loss on early retirement of debt in 2010 and for both years the elimination of the effects of a reduction in income tax valuation allowances to reflect a normalized tax expense, adjusted net income was $14.5 million, or $1.16 per diluted share, in 2011, as compared to $14.6 million, or $1.18 per diluted share, in 2010.

For the fourth quarter of 2011, consolidated net sales were $137.6 million, a decrease of 3.5%, as compared to consolidated net sales of $142.6 million in the fourth quarter of 2010. Net income was $5.4 million, or $0.43 per diluted share, as compared to $13.9 million, or $1.07 per diluted share, in the prior-year period.  Excluding acquisition-related expenses in 2011, an extraordinary gain in 2010 and in both periods the elimination of the effects of a reduction in income tax valuation allowances to reflect a normalized tax expense, adjusted net income was $6.5 million, or $0.52 per diluted share, for the fourth quarter of 2011, as compared to $7.9 million, or $0.62 per diluted share, for the same 2010 period.

Consolidated EBITDA for the year ended December 31, 2011 was $38.1 million, as compared to $42.9 million for the year ended December 31, 2010.  Consolidated EBITDA for the three month period ended December 31, 2011 was $14.3 million, as compared to $17.5 million for the same 2010 period.

EBITDA is a non-GAAP measure that the Company defines as net income, adjusted to exclude undistributed equity earnings, an extraordinary item, income taxes, interest, depreciation and amortization, restructuring expenses, stock compensation expense, acquisition related expenses and loss on early retirement of debt, as shown in the table below.

On March 6, 2012, the Board of Directors declared a quarterly dividend of $0.025 per share payable on May 15, 2012 to shareholders of record on May 1, 2012.

Jeffrey Siegel, Lifetime's Chairman, President and Chief Executive Officer commented,

“Despite the Company’s financial results trailing those of the prior year, I am proud of Lifetime’s achievements in 2011.

“Our U.S. wholesale Kitchenware and Tabletop businesses, which together account for approximately 80% of the Company’s consolidated net sales, achieved solid, profitable growth. Net wholesale sales of Kitchenware products increased by $7.2 million to $215.7 million, a gain of 3.5%, over the prior year, and net wholesale sales of Tabletop products inclusive of Creative Tops sales grew $17.9 million to $141.3 million, an increase of 14.5%. As overall consumer demand in these categories in the U.S. remained flat throughout the year, these increases came primarily from new product introductions and market share gains.

“Consumer demand for non-essential categories, especially home décor, declined in 2011, as low- and middle-income consumers had little left over after spending on food, clothing, gasoline and other necessities. This affected our other wholesale businesses – those other than Kitchenware and Tabletop – whose net sales declined to $64.1 million from $81.9 million in 2010. We expect consumer demand for these discretionary categories to revive as the U.S. economy picks up steam in 2012. We also have refocused and refined our merchandise selection to appeal to more middle- and upper-end consumers.

“Grupo Vasconia SAB, our 30%-owned Mexican affiliate, and Lifetime Brands Canada both had record years in both sales and profits, reflecting strong consumer demand in their respective markets.

“In 2011, we made several important investments that will accelerate our growth by broadening our product base and diversifying our geographic base. In January, we formed Housewares Corporation of Asia Limited, a Hong Kong-based joint venture that supplies direct import kitchenware programs to retailers in North, Central and South America. In November, we acquired Creative Tops Holdings Limited, a leading UK supplier of private label and branded tableware and kitchenware products. Creative Tops contributed $6.7 million in net sales to the Company’s fourth quarter results. In December, we acquired a 40% equity interest in GS Internacional S/A, a leading wholesale distributor of branded housewares products in Brazil.  Expenses related to the two acquisitions totaled $2.0 million, most of which were incurred in the fourth quarter, impacting our results for the fourth quarter and full year, as well as year-over-year comparisons.

“In addition, in February 2012, we announced that we had entered into a joint venture to market Mikasa® branded dinnerware, glassware and giftware products in China.″

Conference Call

Lifetime has scheduled a conference call for Thursday, March 8, 2012 at 11:00 a.m. ET to discuss its fourth quarter and full year 2011 results. The dial-in number for the conference call is (857) 350-1678 or (866) 788-0540, conference ID #98441184. A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s website, www.lifetimebrands.com.  A replay of the call will also be available through March 15, 2012 and can be accessed by dialing (617) 801-6888, conference ID #28943832. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the Company’s website.

Non-GAAP Financial Measures

This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a company's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in evaluating the Company's on-going financial results and trends. Management uses this non-GAAP information as an indicator of business performance.

Forward-Looking Statements

In this press release, the use of the words “believe,” "could," "expect," "may," "positioned," "project," "projected," "should," "will," "would" or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors. Such factors might include, among others, the Company’s ability to comply with the requirements of its credit agreements; the availability of funding under such credit agreements; the Company’s ability to maintain adequate liquidity and financing sources and an appropriate level of debt; changes in general economic conditions which could affect customer payment practices or consumer spending; the impact of changes in general economic conditions on the Company’s customers; changes in demand for the Company’s products; shortages of and price volatility for certain commodities; significant changes in the competitive environment and the effect of competition on the Company’s markets, including on the Company’s pricing policies, financing sources and an appropriate level of debt.

Lifetime Brands, Inc.

Lifetime Brands is a provider of kitchenware, tabletop and other products used in the home. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, CasaMōda®, Cuisinart®, Cuisine de France®, Hoffritz®, Kizmos™, Misto®, Pedrini®, Roshco®, Sabatier® and Vasconia®; respected tabletop brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Calvin Klein®, Gorham®, International® Silver, Kirk Stieff®, Nautica®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and home solutions brands, including Elements®, Melannco®,  Kamenstein® and Design for Living™.

The Company’s corporate website is www.lifetimebrands.com.

Contacts:

Lifetime Brands, Inc.	Lippert/Heilshorn & Assoc.
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands - except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010

Net sales	$137,611	$142,628	$444,418	$443,171

Cost of sales	86,926	88,118	282,058	273,774
Distribution expenses	13,284	13,528	43,882	44,570
Selling, general and administrative expenses	27,443	26,477	93,894	95,044

Income from operations	9,958	14,505	24,584	29,783

Interest expense	(1,951)	(2,188)	(7,758)	(9,351)
Loss on early retirement of debt	-	-	-	(764)

Income before income taxes and equity in earnings and extraordinary item	8,007	12,317	16,826	19,668

Income tax provision	(3,513)	(1,600)	(6,122)	(4,602)
Equity in earnings, net of taxes	925	734	3,362	2,718

Income before extraordinary items	5,419	11,451	14,066	17,784
Extraordinary item, net of taxes	-	2,477	-	2,477

NET INCOME	$5,419	$13,928	$14,066	$20,261

Basic income per common share before extraordinary item	$0.45	$0.96	$1.16	$1.48
Basic income per common share of extraordinary item	-	0.20	-	0.20
BASIC INCOME PER COMMON SHARE	$0.45	$1.16	$1.16	$1.68

Diluted income per common share before extraordinary item	$0.43	$0.87	$1.12	$1.44
Diluted income per common share of extraordinary item	-	0.20	-	0.20
DILUTED INCOME PER COMMON SHARE	$0.43	$1.07	$1.12	$1.64

Cash dividends declared per common share	$0.025	$-	$0.075	$-

LIFETIME BRANDS, INC.
CONSOLIDATED BALANCE SHEETS
 (In thousands - except share data)

	December 31,
	2011	2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$2,972	$3,351
Accounts receivable, less allowances of $4,602 at 2011 and $12,611 at 2010	77,749	72,795
Inventory	110,337	99,935
Prepaid expenses and other current assets	5,264	5,048
Deferred income taxes	2,475	1,124
TOTAL CURRENT ASSETS	198,797	182,253

PROPERTY AND EQUIPMENT, net	34,324	36,093
INTANGIBLE ASSETS, net	46,937	30,818
EQUITY INVESTMENTS	34,515	24,068
OTHER ASSETS	4,172	4,354
TOTAL ASSETS	$318,745	$277,586

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Revolving Credit Facility	$15,000	$4,100
Accounts payable	18,985	19,414
Accrued expenses	33,877	31,962
Income taxes payable	2,100	5,036
TOTAL CURRENT LIABILITIES	69,962	60,512

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	14,598	14,482
DEFERRED INCOME TAXES	5,385	1,429
REVOLVING CREDIT FACILITY	42,625	10,000
TERM LOAN	40,000	40,000
4.75% CONVERTIBLE SENIOR NOTES	-	23,557

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value, shares authorized: 100 shares of Series A and 2,000,000 shares of Series B; none issued and outstanding	-	-
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 12,430,893 in 2011 and 12,064,543 in 2010	124	121
Paid-in capital	137,467	131,350
Retained earnings	14,465	1,312
Accumulated other comprehensive loss	(5,881)	(5,177)
TOTAL STOCKHOLDERS’ EQUITY	146,175	127,606
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$318,745	$277,586

LIFETIME BRANDS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands)

	Year Ended December 31,
	2011	2010
OPERATING ACTIVITIES
Net Income	$14,066	$20,261
Adjustments to reconcile net income to net cash provided by operating activities:
Extraordinary gain	-	(2,477)
Provision for doubtful accounts	(24)	376
Depreciation and amortization	8,397	9,810
Amortization of debt discount	543	1,802
Deferred rent	(133)	306
Deferred income taxes	(1,218)	(2,691)
Stock compensation expense	2,795	2,928
Undistributed equity earnings	(2,896)	(2,321)
Loss on early retirement of debt	-	764
Changes in operating assets and liabilities (excluding the effects of business acquisitions)
Accounts receivable	3,297	(11,619)
Inventory	(5,365)	3,996
Prepaid expenses, other current assets and other assets	1,120	3,981
Accounts payable, accrued expenses and other liabilities	(4,673)	628
Income taxes payable	(3,722)	4,356
NET CASH PROVIDED BY OPERATING ACTIVITIES	12,187	30,100

INVESTING ACTIVITIES
Purchases of property and equipment	(4,959)	(2,864)
Equity investments	(5,123)	-
Acquisition of Creative Tops, net of cash acquired	(20,584)	-
Net proceeds from sale of property	31	70
NET CASH USED IN INVESTING ACTIVITIES	(30,635)	(2,794)

FINANCING ACTIVITIES
Proceeds (repayments) of prior credit facility, net	-	(24,601)
Proceeds from Revolving Credit Facility, net	43,525	14,100
Proceeds from Term Loan	-	40,000
Repurchase of 4.75% convertible senior notes	(24,100)	(51,028)
Financing Costs	(761)	(3,248)
Cash dividends paid	(913)	-
Payment of capital lease obligations	(78)	(158)
Proceeds from the exercise of stock options	225	174
Excess tax benefits from exercise of stock options	-	124
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	17,898	(24,637)

Effect of foreign exchange on cash	171	-

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(379)	2,669
Cash and cash equivalents at beginning of year	3,351	682
CASH AND CASH EQUIVALENTS AT END OF YEAR	$2,972	$3,351

LIFETIME BRANDS, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results
(In thousands - except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010
Consolidated EBITDA:

Net income as reported	$5,419	$13,928	$14,066	$20,261
Subtract out:
Undistributed equity earnings	(925)	(733)	(2,896)	(2,321)
Extraordinary item, net of taxes	-	(2,477)	-	(2,477)
Add back:
Provision for income taxes	3,513	1,600	6,122	4,602
Interest expense	1,951	2,188	7,758	9,351
Depreciation and amortization	2,336	2,292	8,397	9,810
Stock compensation expense	690	746	2,795	2,928
Loss on early retirement of debt	-	-	-	764
Acquisition related expenses	1,358	-	1,856	-
Consolidated EBITDA	$14,342	$17,544	$38,098	$42,918

Adjusted net income and adjusted diluted income per share:

Net income as reported	$5,419	$13,928	$14,066	$20,261
Adjustments:
Normalized tax benefit (provision) on reported income	214	(3,573)	(810)	(3,658)
Extraordinary item, net of tax	-	(2,477)	-	(2,477)
Loss on early retirement of debt, net of tax	-	-	-	443
Acquisition related expenses, net of tax	895	-	1,230	-
Adjusted net income	$6,528	$7,878	$14,486	$14,569
Adjusted diluted income per share	$0.52	$0.62	$1.16	$1.18